As filed with the Securities and Exchange Commission on December 5, 2016

Registration No. 333-196638

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SunEdison Semiconductor Limited

(Exact name of registrant as specified in its charter)

Singapore	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 Lorong 3 Toa Payoh Singapore	319579
(Address of Principal Executive Offices)	(Zip Code)

SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan

SunEdison Semiconductor Limited 2014 Non-Employee Director Incentive Plan

(Full title of the plans)

Sally Townsley

Senior Vice President, General Counsel

SunEdison Semiconductor Limited

501 Pearl Drive

St. Peters, Missouri 63376

Phone: (636) 474-5430

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

LaDawn Naegle

Bryan Cave LLP

1155 F Street NW

Washington, DC 20004

Phone: (202) 508-6046

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-196638) (the “Registration Statement”) filed by SunEdison Semiconductor Limited (the “Company”) with the Securities and Exchange Commission on June 10, 2014 in respect of the registration of 11,000,000 ordinary shares, no par value, of the Company reserved for issuance under the 2014 Long-Term Incentive Plan and the 2014 Non-Employee Director Incentive Plan.

On August 17, 2016, the Company, entered into an Implementation Agreement (the “Implementation Agreement”) with GlobalWafers Co., Ltd. (“GWC”) and GWafers Singapore Pte. Ltd., a wholly owned subsidiary of GWC (“Acquiror”). Pursuant to the Implementation Agreement, on December 2, 2016, Acquiror acquired all of the issued and outstanding ordinary shares of the Company (other than those held by GWC, Acquiror and their respective subsidiaries) (the “Transaction”) pursuant to a Scheme of Arrangement under Singapore law in accordance with Section 210 of the Companies Act (Chapter 50) of Singapore. As a result of the Transaction, the Company is an indirect wholly owned subsidiary of GWC.

As a result of the Transaction, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under such Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Peters, State of Missouri, on December 5, 2016.

SUNEDISON SEMICONDUCTOR LIMITED

By:	/s/ Jeffrey L. Hall
	Name:	Jeffrey L. Hall
	Title:	Executive Vice President Finance & Administration and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance on Rule 478 under the Securities Act of 1933, as amended.